Exhibit 99.1

                    MAGELLAN PETROLEUM CORPORATION ANNOUNCES
                    BOARD RESIGNATIONS OF JAMES R. JOYCE AND
               ELECTION OF NEW CHAIRMAN OF THE BOARD OF DIRECTORS


         MADISON, Conn., June 24, 2004 -- Magellan Petroleum Corporation (NASDAQ: MPET) announced today that James R. Joyce, the Company's retiring Chief Executive Officer, President and Chief Financial Officer and a Company director since 1993, has submitted to the Company his resignations, both effective as of June 30, 2004, as a director of the Company and as a director of Magellan Petroleum Australia Limited, the Company's majority-owned subsidiary (MPAL).

         As previously announced, Mr. Joyce will resign as President and Chief Executive Officer and Chief Financial and Accounting Officer of the Company, effective June 30, 2004. The Company's current Treasurer, Daniel J. Samela, will assume, effective July 1, 2004, the roles of Chief Financial and Accounting Officer and Acting President and Chief Executive Officer of the Company.

         The Board of Directors of the Company has determined not to fill the Board vacancy created by Mr. Joyce's resignation at this time. Accordingly, the Board has amended the Company's Bylaws to provide that the Company will maintain a Board of four members in the future.

         The Company also announced that Walter McCann has been elected Chairman of the Board of Directors of the Company. Mr. McCann, age 67, is President Emeritus of Richmond, The American International University, London, England and a former President of Athens College in Athens, Greece. He has served as a director of the Company since 1983 and a director of MPAL since 1997.

         Statements in this press release that are not historical in nature are intended to be - and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are uncertainties as to pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties. The Company undertakes no obligation to update or revise forward looking statements, whether as a result of new information, future events, or otherwise.

                  Contact: Daniel J. Samela, at (203) 245-7664.